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                                                                     Exhibit 4.6

NEWS RELEASE

                                     [LOGO]
                          HARRAH'S ENTERTAINMENT, INC.
                    The Premier Name in Casino Entertainment

MEDIA INQUIRIES:                                     INVESTOR INQUIRIES:
Ralph Berry                                          Charles Atwood
Harrah's Entertainment, Inc.                         (901)762-8852
(901)762-8629
Release # HET 6-98-0101

            Harrah's Prices Tender Offer for Showboat First Mortgage
            --------------------------------------------------------
                       Bonds and Senior Subordinated Notes
                       -----------------------------------


         MEMPHIS, June 9, 1998 -- Harrah's Entertainment, Inc. (NYSE:HET) today announced the prices related to the tender offer for Showboat's $275,000,000 aggregate principal amount of 9 1/4% First Mortgage Bonds due 2008 and $120,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2009. The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 13, 1998, and will expire at 5 p.m. EDT, on June 10, 1998, unless extended by Harrah's.

         Assuming the tender offers are not extended, the total consideration is as follows:

Company Name:                       Showboat, Inc.            Showboat, Inc.

Coupon:                             9.25 Percent              13.00 Percent

Maturity Date:                      May 1, 2008               August 1, 2009

CUSIP No.:                          825390AB3                 825390AC1

Commencement Date:                  May 13, 1998              May 13, 1998

Tender Expiration Date:             June 10, 1998             June 10, 1998

Total Consideration:                $1,079.95 per             $1,225.62 per
                                    $1,000                    $1,000

Consent Payment:                    $25 per $1,000            $25 per $1,000


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Tender Offer                        $1,054.95 per             $1,200.62 per
Consideration:                      $1,000                    $1,000

Consent Expiration                  May 27, 1998              May 28, 1998
Date:

         Holders who tendered their notes on or prior to 5 p.m. EDT on the consent expiration date are entitled to receive the consent payment, which is included in the total consideration.

         This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to either issue of notes. The tender offers and consent solicitations are made solely by the Offer to Purchase and Consent Solicitation Statement dated May 13, 1998.


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